2U Reports Results for Third Quarter 2023

LANHAM, Md. — November 9, 2023 — 2U, Inc. (Nasdaq: TWOU), a leading online education platform company, today reported financial and operating results for the quarter ended September 30, 2023.
Results for Third Quarter 2023 compared to Third Quarter 2022
•Revenue decreased 1% to $229.7 million
•Degree Program Segment revenue was flat at $137.6 million
•Alternative Credential Segment revenue decreased 3% to $92.1 million
•Net loss was $47.4 million, or $0.58 per share
Non-GAAP Results for Third Quarter 2023 compared to Third Quarter 2022
•Adjusted EBITDA decreased 12% to $28.6 million; a margin of 12%
•Adjusted net loss was $12.1 million, or $0.15 per share
“Our edX platform uniquely positions us to capitalize on the demand shift to more skill-based courses and the advancements in technology, including AI, with our diverse portfolio of offerings,” said Christopher “Chip” Paucek, Co-Founder and Chief Executive Officer of 2U. “We believe 2U will benefit from the meaningful long-term tailwinds from this shift in demand and our transition to a platform company. We remain committed to our platform strategy and its impact on students, university partners, and shareholders. While our third quarter results did not meet our expectations, there are bright spots in our return to profitable growth.”
“Our ongoing strategic initiatives are strengthening our business by re-aligning and refining our program offerings to better fit within our platform strategy—positioning us for long-term, sustainable and profitable growth,” added Paul Lalljie, Chief Financial Officer of 2U. “We are confident that these initiatives, along with a continued focus on improving operational efficiency across the business, will generate improved adjusted EBITDA and free cash flow going forward.”
Discussion of Third Quarter 2023 Results
Revenue for the quarter totaled $229.7 million, a 1% decrease from $232.2 million in the third quarter of 2022. Revenue from the Degree Program Segment was flat and included $25.8 million of revenue from portfolio management activities related to the mutually negotiated exit of certain degree programs. Portfolio management activities typically result in current period revenue recognition of the fees paid by university clients, which the company typically collects over 12 to 24 months. Average revenue per full course equivalent (“FCE”) enrollment increased by 26%, primarily driven by the revenue acceleration from fees received in connection with portfolio management activities. This increase was offset by a 21% decrease in FCE enrollments, primarily driven by portfolio management and the impact of our transition to a new marketing framework in mid-2022. Revenue from the Alternative Credential Segment decreased $2.9 million, or 3%, primarily due to lower enrollments in coding boot camp offerings, partially offset by 18% growth in FCE enrollments in executive education offerings.
Costs and expenses for the quarter totaled $256.6 million, a 24% decrease from $336.5 million in the third quarter of 2022. Costs and expenses for the third quarter of 2022 included $79.5 million of non-cash impairment charges in our Alternative Credential Segment, for which the company did not have a corresponding expense this quarter. The remaining decrease of $0.3 million was primarily driven by a $9.0 million decrease in personnel and personnel-related expense, partially offset by a $3.7 million increase in paid marketing costs and a $2.5 million increase in restructuring charges.
As of September 30, 2023, the company’s cash, cash equivalents, and restricted cash totaled $53.9 million, a decrease of $128.7 million from $182.6 million as of December 31, 2022, driven by the $187.0 million term loan repayment and the January 2023 refinancing. Cash used in operations was $17.5 million, cash used in investing activities was $36.6 million and cash used in financing activities was $73.5 million. Adjusted unlevered free cash flow was $31.9 million for the twelve months ended September 30, 2023 compared to adjusted unlevered free cash flow of $11.7 million for the twelve months ended June 30, 2023.
Business Outlook
The company updated its guidance provided on August 8, 2023 as follows:
•Revenue to range from $965 million to $990 million, representing growth of 1.5% at the midpoint, including expected revenue of $80 million in the fourth quarter related to portfolio management activities;
•Net loss to range from $250 million to $240 million; and
•Adjusted EBITDA to range from $165 million to $175 million, representing growth of 36% at the midpoint.

Based on executed portfolio management activities and the company’s expectations for additional portfolio management activities in the fourth quarter of 2023, the company expects cash from portfolio management to be approximately $145 million over the next 12 to 24 months. We believe this cash will provide flexibility to launch new programs, invest in growth areas, and strengthen the company’s balance sheet. In addition, the company reduced headcount in the third quarter by 12%, resulting in an expected annualized cost savings of $55 million.
The company is in active discussions with noteholders to refinance its convertible notes to address impending maturities and strengthen its balance sheet, and aims to have a successful transaction in the near term.
Business Highlights
•Increased the targeted number of launches for 2024 to approximately 80 new degree programs, which are expected to generate annual revenue of $120 million at steady state
◦Existing program takeover of Maryville University’s online catalog of 28 undergraduate degrees and 11 graduate degrees
•New flex degree model offerings:
◦The University of Cape Town - three new one-year graduate diplomas in marketing, public sector accounting, and sports management
◦King’s College London - Master of Professional Studies
◦Albany College of Pharmacy and Health Sciences - Master of Science in Biomedical Sciences and a Master of Science in Biomanufacturing and Bioprocessing
◦Emerson College - Master of Marketing
◦Hawai’i Pacific University - four master’s degrees in data science, cybersecurity, social work and educational leadership
•Added 12 new professional certificate programs with King’s College London in the fields of law, technology, business, and healthcare
•Entered into a new strategic partnership with Verizon to accelerate skill-building for in-demand careers through the Verizon Skill Forward initiative
•Expanded a strategic partnership with Degreed to broaden enterprise access to edX offerings
•Added 159 new edX courses from 49 unique institutions
•Added new edX members, including Escola do Caos, Integrative Mental Health University, Institute of Product Leadership, International Compliance Association (ICA), New England Medical Innovation Center, Qualtrics, The External Studies Institute, and Xccelerate

Non-GAAP Measures
To provide investors and others with additional information regarding 2U’s results, the company has disclosed the following non-GAAP financial measures: adjusted EBITDA (loss), adjusted EBITDA margin, adjusted free cash flow, adjusted unlevered free cash flow, adjusted net income (loss), and adjusted net income (loss) per share. The company has provided a reconciliation of each non-GAAP financial measure used in this earnings release to the most directly comparable GAAP financial measure. The company defines adjusted EBITDA (loss) as net income or net loss, as applicable, before net interest income (expense), other income (expense), net, taxes, depreciation and amortization expense, transaction costs, integration costs, restructuring-related costs, stockholder activism costs, certain litigation-related costs, consisting of fees for certain non-ordinary course litigation and other proceedings, impairment charges, debt modification expense and loss on debt extinguishment, and stock-based compensation expense. The company defines adjusted EBITDA margin as adjusted EBITDA divided by revenue. The company defines adjusted free cash flow as net cash provided by (used in) operating activities, less capital expenditures, payments to university clients, and certain non-ordinary cash payments. The company defines adjusted unlevered free cash flow as adjusted free cash flow less cash interest payments on debt. The company defines adjusted net income (loss) as net income or net loss, as applicable, before other income (expense), net, acquisition-related gains or losses, deferred revenue fair value adjustments, transaction costs, integration costs, restructuring-related costs, stockholder activism costs, certain litigation-related costs, consisting of fees for certain non-ordinary course litigation and other proceedings, impairment charges, debt modification expense and loss on debt extinguishment, and stock-based compensation expense. Adjusted net income (loss) per share is calculated as adjusted net income (loss) divided by diluted weighted-average shares of common stock outstanding for periods that result in adjusted net income, and basic weighted-average shares outstanding for periods that result in an adjusted net loss. Some of the adjustments described above may not be applicable in any given reporting period and may vary from period to period.
The company’s management uses these non-GAAP financial measures to understand and compare operating results across accounting periods, to understand cash that is generated by or available for operational expenses and investment in the business after capital expenditures, for internal budgeting and forecasting purposes, for short- and long-term operating plans, and to evaluate the company’s financial performance. Management believes these non-GAAP financial measures reflect the company’s ongoing business in a manner that allows for meaningful period-to-period comparisons and analysis of trends in the company’s business as they exclude expenses that are not reflective of ongoing operating results. Management also believes that these non-GAAP financial measures provide useful information to investors and others in understanding and evaluating the company’s operating results and prospects in the same manner as management and in comparing financial results across accounting periods and to those of peer companies.
The use of adjusted EBITDA (loss), adjusted free cash flow, adjusted unlevered free cash flow, adjusted net income (loss), and adjusted net income (loss) per share measures has certain limitations, as they do not reflect all items of income and expense that affect the company’s operations. The company compensates for these limitations by reconciling the non-GAAP financial measures to the most directly comparable GAAP financial measures. These non-GAAP financial measures should be considered in addition to, not as a substitute for or in isolation from, measures prepared in accordance with GAAP. Further, these non-GAAP measures may differ from the non-GAAP information used by other companies, including peer companies, and therefore comparability may be limited. Management encourages investors and others to review the company’s financial information in its entirety and not rely on a single financial measure.
Conference Call Information

What:	2U’s third quarter 2023 financial results conference call
When:	Thursday, November 9, 2023
Time:	4:30 p.m. ET
Live Call:	(888) 330-2446
Conference ID #:	1153388
Webcast:	investor.2U.com
About 2U, Inc. (Nasdaq: TWOU)
2U is a global leader in online education. Guided by its founding mission to eliminate the back row in higher education, 2U has spent 15 years advancing the technology and innovation to deliver world-class learning outcomes at scale. Through its global online learning platform edX, 2U connects more than 81 million people with thousands of affordable, career-relevant learning opportunities in partnership with 250 of the world's leading universities, institutions, and industry experts. From free courses to full degrees, 2U is creating a better future for all through the power of high-quality online education. Learn more at 2U.com.

Cautionary Language Concerning Forward-Looking Statements
This press release contains forward-looking statements regarding 2U, Inc.’s future business expectations, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts contained in this press release, including statements regarding future results of operations and financial position of 2U, including financial targets, business strategy, and plans and objectives for future operations, are forward-looking statements. 2U has based these forward-looking statements largely on its estimates of its financial results and its current expectations and projections about future events and financial trends that it believes may affect its financial condition, results of operations, business strategy, short-term and long-term business operations and objectives, and financial needs as of the date of this press release. The company undertakes no obligation to update these statements as a result of new information or future events. These forward-looking statements are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from the results predicted, including, but not limited to:
•trends in the higher education market and the market for online education, and expectations for growth in those markets;
•the company’s ability to maintain minimum recurring revenues or other financial ratios through the maturity date of its amended term loan facilities;
•the acceptance, adoption and growth of online learning by colleges and universities, faculty, students, employers, accreditors and state and federal licensing bodies;
•the impact of competition on the company’s industry and innovations by competitors;
•the company’s ability to comply with evolving regulations and legal obligations related to data privacy, data protection and information security;
•the company’s expectations about the potential benefits of its cloud-based software-as-a-service technology and technology-enabled services to university clients and students;
•the company’s dependence on third parties to provide certain technological services or components used in its platform;
•the company’s expectations about the predictability, visibility and recurring nature of its business model;
•the company’s ability to meet the anticipated launch dates of its offerings;
•the company’s ability to acquire new clients and expand its offerings with existing university clients;
•the company’s ability to strategically exit certain programs that no longer align with its business objectives;
•the company’s ability to successfully integrate the operations of its acquisitions, including the edX acquisition, to achieve the expected benefits of its acquisitions and manage, expand and grow the combined company;
•the company’s ability to refinance its indebtedness on attractive terms, if at all, to better align with its focus on profitability and address impending maturities;
•the company’s ability to service its substantial indebtedness and comply with the covenants and conversion obligations contained in the indentures governing its 2.25% convertible senior notes due 2025 and 4.50% convertible senior notes due 2030 and the credit agreement governing its revolving credit facility;
•the company’s ability to implement its platform strategy and achieve the expected benefits;
•the company’s ability to generate sufficient future operating cash flows from recent acquisitions to ensure related goodwill is not impaired;
•the company’s ability to execute its growth strategy, including internationally and growing its enterprise business;
•the company’s ability to continue to recruit prospective students for its offerings;
•the company’s ability to maintain or increase student retention rates in its degree programs;
•the company’s ability to attract, hire and retain qualified employees;

•the company’s expectations about the scalability of its cloud-based platform;
•potential changes in laws, regulations or guidance applicable to the company or its university clients;
•the company’s expectations regarding the amount of time its cash balances and other available financial resources will be sufficient to fund its operations;
•the impact and cost of stockholder activism;
•the potential negative impact of the significant decline in the market price of the company’s common stock, including the impairment of goodwill and indefinite-lived intangible assets;
•the impact of any natural disasters or public health emergencies, such as the COVID-19 pandemic;
•the company’s expectations regarding the effect of the capped call transactions and regarding actions of the option counterparties and/or their respective affiliates; and
•other factors beyond the company’s control.
These and other potential risks and uncertainties that could cause actual results to differ from the results predicted are more fully detailed under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, and other SEC filings. Moreover, 2U operates in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for 2U management to predict all risks, nor can 2U assess the impact of all factors on its business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements 2U may make. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this press release may not occur and actual results could differ materially and adversely from those anticipated.
Investor Relations Contact: investorinfo@2U.com
Media Contact: media@2U.com

2U, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except share and per share amounts)

	September 30, 2023	December 31, 2022

	(unaudited)
Assets
Current assets
Cash and cash equivalents	$41,141	$167,518
Restricted cash	12,710	15,060
Accounts receivable, net	113,202	62,826
Other receivables, net	29,196	33,813
Prepaid expenses and other assets	37,722	43,090
Total current assets	233,971	322,307
Other receivables, net, non-current	18,388	14,788
Property and equipment, net	42,387	45,855
Right-of-use assets	65,292	72,361
Goodwill	712,644	734,620
Intangible assets, net	386,272	549,755
Other assets, non-current	78,981	71,173
Total assets	$1,537,935	$1,810,859
Liabilities and stockholders’ equity
Current liabilities
Accounts payable and accrued expenses	$128,316	$110,020
Deferred revenue	116,276	90,161
Lease liability	15,106	13,909
Accrued restructuring liability	11,451	6,692
Other current liabilities	43,485	58,210
Total current liabilities	314,634	278,992
Long-term debt	878,124	928,564
Deferred tax liabilities, net	310	282
Lease liability, non-current	86,381	99,709
Other liabilities, non-current	2,007	1,796
Total liabilities	1,281,456	1,309,343
Stockholders’ equity
Preferred stock, $0.001 par value, 5,000,000 shares authorized, none issued	—	—
Common stock, $0.001 par value, 200,000,000 shares authorized, 81,630,808 shares issued and outstanding as of September 30, 2023; 78,334,666 shares issued and outstanding as of December 31, 2022	82	78
Additional paid-in capital	1,738,092	1,700,855
Accumulated deficit	(1,455,131)	(1,179,972)
Accumulated other comprehensive loss	(26,564)	(19,445)
Total stockholders’ equity	256,479	501,516
Total liabilities and stockholders’ equity	$1,537,935	$1,810,859

2U, Inc.
Condensed Consolidated Statements of Operations and Comprehensive Loss
(in thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
	(unaudited)
Revenue	$229,699	$232,238	$690,292	$727,031
Costs and expenses
Curriculum and teaching	32,143	31,558	99,085	96,933
Servicing and support	31,484	36,110	101,178	112,795
Technology and content development	45,877	43,976	135,611	140,649
Marketing and sales	96,256	94,311	292,313	341,643
General and administrative	36,801	39,388	108,708	131,146
Restructuring charges	14,085	11,632	22,582	29,172
Impairment charges	—	79,509	134,117	138,291
Total costs and expenses	256,646	336,484	893,594	990,629
Loss from operations	(26,947)	(104,246)	(203,302)	(263,598)
Interest income	363	269	1,099	767
Interest expense	(19,167)	(15,913)	(55,040)	(43,709)
Debt modification expense and loss on debt extinguishment	—	—	(16,735)	—
Other income (expense), net	(1,585)	(1,845)	(751)	(4,242)
Loss before income taxes	(47,336)	(121,735)	(274,729)	(310,782)
Income tax (expense) benefit	(107)	59	(430)	474
Net loss	$(47,443)	$(121,676)	$(275,159)	$(310,308)
Net loss per share, basic and diluted	$(0.58)	$(1.57)	$(3.42)	$(4.03)
Weighted-average shares of common stock outstanding, basic and diluted	81,515,246	77,692,911	80,470,221	77,013,180
Other comprehensive income (loss)
Foreign currency translation adjustments, net of tax of $0 for all periods presented	185	(5,637)	(7,119)	(5,982)
Comprehensive loss	$(47,258)	$(127,313)	$(282,278)	$(316,290)

2U, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)

	Nine Months Ended September 30,
	2023	2022
	(unaudited)
Cash flows from operating activities
Net loss	$(275,159)	$(310,308)
Adjustments to reconcile net loss to net cash used in operating activities:
Non-cash interest expense	10,488	9,929
Depreciation and amortization expense	86,846	95,070
Stock-based compensation expense	35,986	62,740
Non-cash lease expense	13,164	16,507
Restructuring	838	9,523
Impairment charges	134,117	138,291
Provision for credit losses	6,558	6,129
Loss on debt extinguishment	12,123	—
Other	794	4,660
Changes in operating assets and liabilities, net of assets and liabilities acquired:
Accounts receivable, net	(54,612)	(36,253)
Other receivables, net	(2,207)	(2,867)
Prepaid expenses and other assets	(1,095)	1,973
Accounts payable and accrued expenses	19,888	(12,964)
Deferred revenue	26,348	43,252
Other liabilities, net	(31,597)	(27,124)
Net cash used in operating activities	(17,520)	(1,442)
Cash flows from investing activities
Purchase of a business, net of cash acquired	—	5,010
Additions of amortizable intangible assets	(32,442)	(50,155)
Purchases of property and equipment	(4,335)	(8,777)
Advances made to university clients	—	(310)
Advances repaid by university clients	200	200
Other	1	(17)
Net cash used in investing activities	(36,576)	(54,049)
Cash flows from financing activities
Proceeds from debt	309,223	530
Payments on debt	(373,914)	(5,313)
Prepayment premium on extinguishment of senior secured term loan facility	(5,666)	—
Payment of debt issuance costs	(4,411)	—
Tax withholding payments associated with settlement of restricted stock units	(957)	(2,320)
Proceeds from exercise of stock options	110	1,083
Proceeds from employee stock purchase plan share purchases	2,102	1,282
Net cash used in financing activities	(73,513)	(4,738)
Effect of exchange rate changes on cash	(1,118)	(4,530)
Net decrease in cash, cash equivalents and restricted cash	(128,727)	(64,759)
Cash, cash equivalents and restricted cash, beginning of period	182,578	249,909
Cash, cash equivalents and restricted cash, end of period	$53,851	$185,150

2U, Inc.
Reconciliation of Non-GAAP Measures - Adjusted EBITDA
(unaudited)

The following table presents a reconciliation of adjusted EBITDA to net loss for each of the periods indicated.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022

	(in thousands, except share and per share amounts)
Revenue	$229,699	$232,238	$690,292	$727,031

Net loss	$(47,443)	$(121,676)	$(275,159)	$(310,308)
Stock-based compensation expense	10,440	15,967	35,986	62,740
Other (income) expense, net	1,585	1,845	751	4,242
Amortization of acquired intangible assets	7,691	9,187	26,537	42,516
Income tax benefit on amortization of acquired intangible assets	(19)	(326)	(57)	(1,201)
Impairment charges	—	79,509	134,117	138,291
Debt modification expense and loss on debt extinguishment	—	—	16,735	—
Restructuring charges	14,085	11,632	22,582	29,172
Other*	1,553	343	4,383	5,025
Adjusted net loss	(12,108)	(3,519)	(34,125)	(29,523)
Net interest expense	18,804	15,644	53,941	42,942
Income tax expense	126	267	487	727
Depreciation and amortization expense	21,807	20,126	60,309	52,554
Adjusted EBITDA	$28,629	$32,518	$80,612	$66,700

Adjusted EBITDA margin	12%	14%	12%	9%
Net loss per share, basic and diluted	$(0.58)	$(1.57)	$(3.42)	$(4.03)
Adjusted net loss per share, basic and diluted	$(0.15)	$(0.05)	$(0.42)	$(0.38)
Weighted-average shares of common stock outstanding, basic and diluted	81,515,246	77,692,911	80,470,221	77,013,180

*
Includes (i) transaction and integration expense of $0.1 million and $0.0 million for the three months ended September 30, 2023 and 2022, respectively, and $0.3 million and $3.4 million for the nine months ended September 30, 2023 and 2022, and (ii) litigation-related expense of $1.5 million and $0.3 million for the three months ended September 30, 2023 and 2022, respectively, and $4.1 million and $1.6 million for the nine months ended September 30, 2023 and 2022.

2U, Inc.
Reconciliation of Non-GAAP Measures - Adjusted EBITDA by Segment
(unaudited)

The following table presents a reconciliation of adjusted EBITDA (loss) to net loss by segment for each of the periods indicated.

	Degree Program Segment		Alternative Credential Segment		Consolidated
	Three Months Ended September 30,		Three Months Ended September 30,		Three Months Ended September 30,
	2023	2022	2023	2022	2023	2022

	(in thousands)
Revenue	$137,604	$137,242	$92,095	$94,996	$229,699	$232,238

Net loss	$(12,458)	$(4,620)	$(34,985)	$(117,056)	$(47,443)	$(121,676)
Adjustments:
Stock-based compensation expense	6,748	8,989	3,692	6,978	10,440	15,967
Other (income) expense, net	407	441	1,178	1,404	1,585	1,845
Net interest expense (income)	18,939	15,710	(135)	(66)	18,804	15,644
Income tax expense (benefit)	69	(38)	38	(21)	107	(59)
Depreciation and amortization expense	14,989	13,770	14,509	15,543	29,498	29,313
Impairment charges	—	—	—	79,509	—	79,509
Restructuring charges	13,400	10,295	685	1,337	14,085	11,632
Other	1,553	360	—	(17)	1,553	343
Total adjustments	56,105	49,527	19,967	104,667	76,072	154,194
Total adjusted EBITDA (loss)	$43,647	$44,907	$(15,018)	$(12,389)	$28,629	$32,518

Adjusted EBITDA margin	32%	33%	(16)%	(13)%	12%	14%

2U, Inc.
Reconciliation of Non-GAAP Measures - Adjusted EBITDA by Segment
(unaudited)

The following table presents a reconciliation of adjusted EBITDA (loss) to net loss by segment for each of the periods indicated.

	Degree Program Segment		Alternative Credential Segment		Consolidated
	Nine Months Ended September 30,		Nine Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022	2023	2022

	(in thousands)
Revenue	$397,578	$434,499	$292,714	$292,532	$690,292	$727,031

Net loss	$(34,186)	$(25,890)	$(240,973)	$(284,418)	$(275,159)	$(310,308)
Adjustments:
Stock-based compensation expense	21,202	34,624	14,784	28,116	35,986	62,740
Other (income) expense, net	(1,400)	1,688	2,151	2,554	751	4,242
Net interest expense (income)	54,263	43,144	(322)	(202)	53,941	42,942
Income tax expense (benefit)	315	(127)	115	(347)	430	(474)
Depreciation and amortization expense	42,252	41,273	44,594	53,797	86,846	95,070
Impairment charges	—	—	134,117	138,291	134,117	138,291
Debt modification expense and loss on debt extinguishment	16,735	—	—	—	16,735	—
Restructuring charges	20,426	21,236	2,156	7,936	22,582	29,172
Other	4,355	4,316	28	709	4,383	5,025
Total adjustments	158,148	146,154	197,623	230,854	355,771	377,008
Total adjusted EBITDA (loss)	$123,962	$120,264	$(43,350)	$(53,564)	$80,612	$66,700

Adjusted EBITDA margin	31%	28%	(15)%	(18)%	12%	9%

2U, Inc.
Reconciliation of Non-GAAP Measures - Adjusted Free Cash Flow and Adjusted Unlevered Free Cash Flow
(unaudited)

The following table presents a reconciliation of adjusted unlevered free cash flow to net cash provided by (used in) operating activities for each of the twelve-month periods indicated.

	Trailing Twelve Months Ended
	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022

	(in thousands)
Net cash (used in) provided by operating activities	$(5,149)	$(16,536)	$38,472	$10,927
Additions of amortizable intangible assets	(44,733)	(50,619)	(55,544)	(62,445)
Purchases of property and equipment	(7,313)	(8,640)	(11,210)	(11,755)
Payments to university clients	1,050	3,550	6,425	6,775
Non-ordinary cash payments*	34,618	36,101	32,282	24,157
Adjusted free cash flow	(21,527)	(36,144)	10,425	(32,341)
Cash interest payments on debt	53,473	47,802	48,118	43,826
Adjusted unlevered free cash flow	$31,946	$11,658	$58,543	$11,485

*	Includes transaction, integration, restructuring-related, stockholder activism, and litigation-related expense.

2U, Inc.
Reconciliation of Non-GAAP Measures
(unaudited)

The following table presents a reconciliation of adjusted EBITDA guidance to net loss guidance, at the midpoint of the ranges provided by the company, for the period indicated.

Year Ending December 31, 2023
(in millions)
Net loss	$(245.0)
Stock-based compensation expense	50.0
Amortization of acquired intangible assets	36.0
Impairment charges	134.1
Debt modification expense and loss on debt extinguishment	16.7
Restructuring charges	22.6
Other	5.1
Adjusted net income	19.5
Net interest expense	72.0
Income tax expense	0.5
Depreciation and amortization expense	78.0
Adjusted EBITDA	$170.0

2U, Inc.
Key Financial Performance Metrics
(unaudited)
Full Course Equivalent Enrollments
Degree Program Segment
The following table presents FCE enrollments and average revenue per FCE enrollment in the company’s Degree Program Segment for the last eight quarters.

	Q3 ‘23	Q2 ‘23	Q1 ‘23	Q4 ‘22	Q3 ‘22	Q2 ‘22	Q1 ‘22	Q4 ‘21
Degree Program Segment FCE enrollments	45,284	50,490	55,491	53,631	57,092	60,303	62,609	58,967
Degree Program Segment average revenue per FCE enrollment*	$3,039	$2,367	$2,532	$2,557	$2,404	$2,373	$2,462	$2,585

*	Average revenue per FCE enrollment includes revenue from portfolio management activities.
Alternative Credential Segment*
The following table presents FCE enrollments and average revenue per FCE enrollment in the company’s Alternative Credential Segment for the last eight quarters.

	Q3 ‘23	Q2 ‘23	Q1 ‘23	Q4 ‘22	Q3 ‘22	Q2 ‘22	Q1 ‘22	Q4 ‘21
Alternative Credential Segment FCE enrollments	25,318	25,840	21,990	24,236	23,128	23,443	22,664	21,153
Alternative Credential Segment average revenue per FCE enrollment	$3,428	$3,591	$4,193	$3,840	$3,850	$3,891	$4,012	$4,312

*
FCE enrollments and average revenue per FCE enrollment exclude the impact of enrollments in edX offerings and the related revenue of $5.3 million and $5.9 million for the three months ended September 30, 2023 and 2022, respectively, and $20.9 million and $21.3 million for the nine months ended September 30, 2023 and 2022, respectively.